Exhibit 99.1

Skyline Medical Announces $2.06 Million Private Placement Transaction

Proceeds Will Support National Roll-out of STREAMWAY System;

CEO Josh Kornberg Invests in Offering

MINNEAPOLIS, MN – February 5, 2014 – Skyline Medical Inc. (OTCQB: SKLN) (the “Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain surgical fluid disposal, today announced that it has entered into a definitive agreement with investors, including Skyline Medical CEO Josh Kornberg, to sell in a private placement an aggregate 20,550 shares of Series A Convertible Preferred stock and warrants. The transaction was conducted without an underwriter or placement agent and resulted in gross proceeds to the Company of $2.06 million, before deducting offering expenses. The warrants are exercisable at an exercise price of $0.325 per share, which represents a purchase price of 125% per initial conversion price, and expire 5 years from the closing date. The convertible preferred stock will pay a 6% dividend annually and is convertible at a conversion price of $0.26 per share, subject to adjustment in certain circumstances.

The Company will use the proceeds from the sale of the Securities to expand its sales and installation efforts and for general working capital purposes. Skyline Medical will also use this capital to help fulfill the purchase orders of STREAMWAY Systems ready for placement in hospitals and surgical centers, as well as anticipated installations to occur in the first half of 2014 as a result of expected trials.

“This private placement provides us with the growth capital necessary to expand our sales force and meet the demand we are seeing from healthcare facilities and hospital groups for our STREAMWAY System,” stated, Josh Kornberg, CEO of Skyline Medical.

Neither the preferred shares nor the warrants were registered under the Securities Act of 1933, as amended, and neither these securities nor the shares issuable thereunder may be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Skyline Medical has agreed to file a registration statement covering the resale of the common stock issuable under the preferred shares and warrants issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA cleared, surgical fluid disposal system that virtually eliminates operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters is an exposure risk and is not an optimal approach to the handling of surgical fluid waste. Skyline Medical’s STREAMWAY System fully automates the collection, measurement and disposal of surgical fluids and is designed to result in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving Occupational State and Health Association (OSHA) and other regulatory compliance agencies' safety concerns, and 3) streamlining the efficiency of the operating room (and thereby making surgeries more profitable).

Exhibit 99.1

Skyline Medical’s STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of Skyline Medical’s STREAMWAY System, the number of canisters can be significantly reduced. Skyline Medical Inc.’s STREAMWAY System is designed to make the operating room and our environment safer, cleaner, and better. Skyline Medical products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; approximately $2.7 million in debts, liabilities and cash obligations that become due over the next twelve months;; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent 8-K and other filings at www.sec.gov.

Investor Relations Contacts:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

skyline@kcsa.com

Public Relations Contact:

David Dauwalter

Skyline Medical Inc

651-389-4800

ddauwalter@skylinemedical.com